Exhibit 3.2

Regulations of the Board of Directors, its Committees and the Executive Committee of Novartis AG

(Organisationsreglement)

Novartis AG

4002 Basel, Switzerland

© 1 February 2010, Novartis AG

	Regulations of the Board of Directors, its Committees and the Executive Committee of Novartis AG

	Table of Contents

	Regulations of the Board of Directors, its Committees and the Executive Committee of Novartis AG	3

Section 1	General Provisions	5

Section 2	Board of Directors	8

Section 3	Committees of the Board	11

Section 4	Chairman, Vice Chairmen and Chief Executive Officer	11

Section 5	Executive Committee	12

Section 6	Internal Audit	14

Section 7	Effectiveness, Amendments	14

Charter	The Chairman’s Committee of Novartis AG	15

Charter	The Compensation Committee of Novartis AG	17

Charter	The Audit and Compliance Committee of Novartis AG	19

Charter	The Corporate Governance and Nomination Committee of Novartis AG	25

Charter	The Risk Committee of Novartis AG	29

Appendix	Independence Criteria for the Board of Directors and its Committees	31

Regulations of the Board of Directors, its Committees and the Executive Committee of Novartis AG

Based on Article 26 of the articles of incorporation of Novartis AG (the “Articles of Incorporation”), the board of directors (the “Board”) promulgates the following regulations (the “Regulations”).

These Regulations govern the internal organization as well as the duties, powers and responsibilities of the following executive bodies and persons of Novartis AG (the “Company”):

•	Board;
•	Committees of the Board;
•	Chairman of the Board;
•	Vice Chairmen;
•	Chief Executive Officer;
•	Executive Committee (including its sub-committees); and
•	Internal Audit.

All references to functions in these Regulations shall apply to both male and female persons.

Section 1	General Provisions

Article 1
Duty of Care and Loyalty	Each member of the Board, or the Executive Committee is under the duty to safeguard and further the interests of the Company and its shareholders.

Article 2
Conflict of Interests

No member of the Board, the committees of the Board, or the Executive Committee shall participate in the deliberations and resolutions on matters which affect, or reasonably might affect, the interests of that member or of a person close to that member.

Article 3
Confidentiality

Each member of the Board, the committees of the Board, or the Executive Committee shall at all times keep strictly confidential all information — except information which is already in the public domain — relating to the Company and its affiliated companies (the “Group”) which the member has learned during the exercise of his duties. This obligation and duty shall continue even after the term of office of the member has expired.

Business documents of the Company and the Group shall be returned by members of the Board, the committees of the Board, or the Executive Committee at the latest on expiry of their term of office.

Article 4
No Representation of Members

A member of the Board, the committees of the Board, or the Executive Committee who is not able to participate in a meeting of the executive body may not be represented by another member of the body or any other person.

Article 5
Quorum, Majority Requirements

Unless stated otherwise in these Regulations, the quorum for any meeting of the Board, the committees of the Board, or the Executive Committee shall be the majority of the duly elected or appointed members.

Resolutions of the Board, the committees of the Board, or the Executive Committee require the affirmative majority of the votes cast.

In the event of a tie on any issue, (i) in the Board, the Chairman of the Board shall decide the issue, (ii) in a committee of the Board, the full Board shall decide the issue, and (iii) in the Executive Committee, the Chief Executive Officer (“CEO”) shall decide the issue.

No quorum is required for meetings at which the sole order of business is to deliberate and approve resolutions providing for the confirmation of capital increases or the amendment of the Articles of Incorporation in connection with an increase in the share capital.

The adoption of resolutions on items not on the agenda requires the affirmative vote of at least two thirds of the members of the Board, the committees of the Board, or the Executive Committee present at a meeting.

Article 6
Meetings and Resolutions	Meetings of the Board, the committees of the Board and the Executive Committee may be held in any location determined by the chairperson of the respective body.

Meetings may also be held and resolutions adopted by telephonic communication, or by means of a written document circulated among all members of the Board, the committees of the Board, or the Executive Committee respectively, unless a member of such body requests oral deliberation.

Article 7
Secretary, Minutes	The Board, the committees of the Board and the Executive Committee shall each appoint a secretary, who need not be a member of the body.

The secretary of each body shall keep the minutes of meetings, which shall contain all resolutions adopted at the meeting. If meetings are held or resolutions passed by telephone or in writing, the secretary shall record such resolutions in minutes and communicate the outcome to the members of the respective body as soon as practicable.

Article 8
Participation of Non-Members

Persons who are not members of the Board, the committees of the Board, or the Executive Committee may participate in meetings of such bodies if their expertise is required and they have been invited by the chairperson of the body. Such persons shall not vote in any resolutions.

Article 9
Application of General Provisions to other Management Committees	Articles 1–8 shall apply analogously to all other management committees of the Company and their members.

Article 10
Business and Legal Separateness

The Company is a holding company which directly or indirectly owns a global group of subsidiaries that conduct business operations (the “Business”). To ensure proper functioning of the Business in the interests of the Company and its shareholders and to comply with various requirements imposed by relevant laws and regulatory authorities, the Board shall supervise and, where necessary and appropriate, coordinate the Business by providing overall guidance and support.

Each company in the Group (“Group Company”) shall be legally separate from all other Group Companies and shall manage its business independently. No Group Company shall operate the business of another Group Company nor shall any Group Company act as agent of any other Group Company.

Article 11
Divisions	The Business shall have four operating divisions: Pharmaceuticals, Consumer Health, Generics and Vaccines and Diagnostics.

Each division shall be headed by a division head who shall be responsible for:

	a)	The management of the division and its business units, if any.

	b)	The implementation within the division and its business units, if any, of corporate policies and strategies approved by the Board, the committees of the Board or the Executive Committee.

	c)	Proposals for new strategies and policies and organizational changes for the attention of the Executive Committee.

d)

The proper reporting by the division and its business units, if any, to the Executive Committee, including the implementation under the supervision of the CEO and Chief Financial Officer of appropriate disclosure controls and procedures and internal controls.

Section 2	Board of Directors

Article 12
Duties of the Board

The Board is the ultimate executive body of the Company. It shall resolve all Business matters which are not reserved to the authority of the general meeting of shareholders or to other executive bodies of the Company by law, the Articles of Incorporation, or these Regulations.

In particular, the Board shall have the following duties:

a)

The ultimate direction of the Business, including, without limitation, the promulgation of resolutions and the giving of necessary instructions or overall guidance and support regarding the following matters:

	•	the strategic direction of the Business;
	•	entry into new areas of activity and withdrawal from existing areas of the Business;
•

acquisitions and divestments of companies, participations in companies or businesses, or incorporations or liquidations of companies or businesses, if such matters are of fundamental significance to the Business;

	•	the opening and closing down of sites of fundamental significance to the Business;
	•	the initiation and settlement of legal proceedings of fundamental significance to the Business;
	•	the setting of financial targets and financial means to reach such targets;
•

the promulgation of corporate policies, in particular on financial matters, investments, personnel matters, leadership, compliance with laws, corporate citizenship, communication and safety and environmental protection and supervising management’s compliance therewith;

	•	the adoption from time to time of further regulations and instructions regarding the organization of the Business and the duties and responsibilities of the executive bodies.

b)	The determination of the organization of the Company and the Group.

c)	The manner of governance of the Company, including the adoption from time to time of principles of corporate governance that are in the best interests of the Company and its shareholders.

d)	The structuring of the accounting system, financial controls and financial planning.

e)	The approval of the annual reports of the Company and the Group and the corresponding financial results releases.

f)	The appointment, removal, and determination of duties and responsibilities of the following persons:

• the members of the committees of the Board;
• the CEO;
• the members of the Executive Committee;
• the head of Internal Audit; and
• such other persons as the Board may determine, from time to time, as having significant impact on the Business.

g)	the designation of those persons who shall have signatory power for the Company and the manner in which such persons may sign on behalf of the Company;

h)

The ultimate supervision of the persons entrusted with management of the Business, specifically in view of their compliance with laws, the Articles of Incorporation, these Regulations and other applicable regulations and instructions.

i)

The preparation of the meetings of shareholders and of the annual reports and such other documents and information as are required for the meetings of shareholders, and to carry out the resolutions adopted at the meetings of shareholders.

j)	Notification of the court if liabilities exceed assets.

k)

The adoption of resolutions concerning an increase of the share capital to the extent that such power is vested in the Board (Article 651 paragraph 4 of the Swiss Code of Obligations), as well as resolutions concerning confirmation of capital increases and related amendments to the Articles of Incorporation.

l)	The determination of the remuneration of its members, based on the proposals of the Compensation Committee.

m)

The determination of (i) whether or not a Board member is independent, based on a proposal by the Corporate Governance and Nomination Committee, and (ii) whether or not the members of the Audit and Compliance Committee meet the financial literacy and expertise standards, both as stipulated by applicable law, regulation and listing requirements.

n)	The approval of other business, if such business exceeds the authority delegated from time to time by the Board to the committees of the Board or to the Executive Committee.

Article 13
Delegation of Management

Where not stipulated as a Board responsibility in law, the Articles of Incorporation or these Regulations, the Board delegates to the Executive Committee the management of the Business pursuant and subject to these Regulations.

Article 14
Meetings, Agenda	The Board shall meet at the invitation of its chairman as often as may be required.

Invitations for meetings of the Board shall contain the agenda for the meeting and shall be issued at least ten days in advance, except for urgent matters.

Also, any member of the Board may request a meeting for a specific purpose or the inclusion of a certain item on the agenda. Such requests must be submitted to the Chairman in writing at least ten days prior to the meeting.

The Chairman shall take the chair at the meetings of the Board.

The independent members of the Board shall meet regularly in separate sessions.

Article 15
Right to Request Information

The members of the Board have full and unrestricted access to management and employees of the Company and the affiliated companies in the execution of their duties. This includes the right to request information and inspection pursuant to Article 715a of the Swiss Code of Obligations.

Article 16
Authorized Signatories	The only members of the Board who shall be authorized to sign documents on behalf of the Company shall be the members of the Chairman’s Committee.

Article 16a
Resignation of Board members	A member of the Board shall tender his resignation to the Chairman upon a material change of his or her business or professional affiliations or responsibilities.

Section 3	Committees of the Board

Article 17
Committees of the Board	The Board shall form the following permanent committees:
• Chairman’s Committee; • Compensation Committee; • Audit and Compliance Committee; • Corporate Governance and Nomination Committee; and • Risk Committee.

The composition and duties of these committees shall be as set forth in the applicable committee charters, which are attached to these Regulations and incorporated herein by reference.

Section 4	Chairman, Vice Chairman and Chief Executive Officer

Article 18
Chairman

The Board shall designate one of its members as chairman (the “Chairman”). In addition to other duties described in these Regulations and the Articles of Incorporation, the Chairman has the following duties:

	a)	Provides leadership to the Board in its governance role;

	b)	Oversees that the strategy agreed by the Board is implemented by the CEO and his reports;

	c)	Provides support and advice to the CEO;

	d)	Reviews the yearly objectives of the CEO before approval by the Board and prepares the performance evaluation of the CEO, which is followed by a yearly feed-back session with the Board;

	e)	Works closely with the CEO in nominating and evaluating members and permanent attendees of the Executive Committee and in establishing succession plans for key management positions;

	f)	Represents Novartis with stakeholders and industry associations and media for selected topics; and

	g)	Oversees internal audit and compliance functions and leads, respectively contributes, to selected projects and initiatives.

Article 19
Vice Chairmen	The Board shall elect one or several of its independent members as vice chairmen.

One of the vice chairmen will be tasked by the Board with the following duties:

	a)	Chairs the sessions of the independent members of the Board;

b)

Leads the independent members of the Board in case of a crisis or matter requiring their separate consideration or decision. Every independent Board member may request separate meetings of the independent members if the need arises; and

	c)	Leads the Board in case the Chairman is incapacitated.

Article 20

Chief Executive Officer	In addition to other duties that may be assigned by the Board, the CEO, supported by the executive committee (the “Executive Committee”), has the following duties;

	a)	Is overall responsible for the management and performance of the business;

	b)	Leads the Executive Committee;

	c)	Builds and maintains an effective executive team; and

	d)	Represents Novartis with major customers, financial analysts, investors and with the media.

Section 5	Executive Committee

Article 21
Members of Executive Committee	The Executive Committee is headed by the CEO. It shall consist of such additional members as may be appointed or removed by the Board from time to time.

The CEO may appoint or remove (non-voting) permanent attendees at the meetings of the Executive Committee.

Article 22
Duties of Executive Committee	The Executive Committee is responsible for the management of the Business and functions as a coordination committee independent of any legal entity of the Group.

In particular, and without limitation, the Executive Committee shall have the following duties:

a)	Implement the strategies and policies agreed upon by the Board.

b)	Regularly assess the achievement of the targets for the Business.

c)	Prepare corporate policies, strategies and strategic plans for the attention of and approval by the Board or its committees.

d)	Submit the following to the Board or to one of its committees for approval or advice in accordance with such regulations and standards as are promulgated by the Board from time to time:
• appointments to and removals of associates with material impact on the Business;
•

capital investments, financial measures, and the acquisition or divestiture of companies, participations and businesses of material significance in accordance with such regulations and standards as are promulgated by the Board from time to time;

• significant agreements with third parties and engagement in new business activities;
• the revenue, financial, and investment budgets of the Business and its divisions, business units and supporting functions, including any addenda thereto.

e)	Implement the matters approved by the Chairman’s Committee.

f)

Prepare and submit quarterly and annual reports for the attention of and approval by the Board or its committees, and to keep the Board informed of all matters of material significance to the Business.

g)	Appoint and promote senior management subject to such standards as shall be adopted by the Board from time to time.

h)	Implement modifications to the organization of the Business to ensure efficient operation of the Business and achievement of optimized consolidated results.

i)	Promote an active internal and external communications policy.

j)	Ensure that management capacity, financial and other resources are provided and used efficiently.

	k)	Promulgate guidelines, including guidelines for planning, controlling, reporting, finance, personnel, information and other technologies.

	l)	Deal with such other matters as are delegated by the Board to the Executive Committee from time to time.

Article 23
Sub-committees of the Executive Committee

The Executive Committee may delegate to sub-committees duties as stipulated in Article 22 above. The CEO shall ensure proper reporting of all such sub-committees to the Executive Committee or the Board as the case may be.

Section 6	Internal Audit

Article 24
Duties of Internal Audit	The Group’s internal audit shall:

a)

Carry out operational and system audits, assisting the organizational units in the accomplishment of objectives by providing an independent approach to the evaluation, improvement, and effectiveness of their risk management and internal control framework. All organizational units of the Group are subject to audit.

	b)	Prepare reports regarding the audits it has performed, and report to the Audit and Compliance Committee and to the Chairman material actual or suspected irregularities without delay.

	c)	Perform such other functions and audits as are assigned to it by the Board, the Chairman, or the Audit and Compliance Committee from time to time.

Section 7	Effectiveness, Amendments

Article 25
Effectiveness,	These Regulations shall come into effect on 1 February 2010.
Amendments	These Regulations may only be amended or replaced by the Board.

	Dr. Daniel Vasella	Monika Matti
	Chairman	Corporate Secretary

Charter	The Chairman’s Committee of Novartis AG

Mission Statement

The chairman’s committee (the “Chairman’s Committee”) will deal with business matters falling within the authority of the board of directors (the “Board”) that may arise in between meetings of the Board, will assist the chairman of the Board (the “Chairman”) in fulfilling his responsibilities, and will perform such other tasks as may be delegated to it by the Board.

Organization

The Chairman’s Committee shall consist of three to five members of the Board: the Chairman, the vice chairman, and such other members as the Board may elect. The members of the Chairman’s Committee shall serve at the discretion of the Board.

The Chairman shall preside over the meetings of the Chairman’s Committee.

The Chairman shall convene a meeting of the Chairman’s Committee as often as required by the business of the Company, or if requested in writing by one of its members.

Invitations to meetings of the Chairman’s Committee shall contain the agenda for the meeting.

Roles and Responsibilities
The Chairman’s Committee has the following duties:

	1.	Comment on significant matters falling within the authority of the Board before the Board makes decisions on such matters.

2.

Deal with business matters falling within the authority of the Board that may arise in between meetings of the Board, including the ability to take preliminary and required action on behalf of the Board in urgent cases and to inform the Board of such matters and the actions taken.

	3.	Make preparations for each meeting of the Board.

	4.	Recommend for approval by the full Board appointments proposed by the Chief Executive Officer (“CEO”) for key positions directly reporting to the CEO.

5.

Approve, upon application by the Executive Committee, capital investments, financial measures, and the acquisition or divestiture of companies, participations and businesses of material significance in accordance with such regulations and standards as are promulgated by the Board from time to time.

6.	Submit to the Board any matters which the Chairman’s Committee deems appropriate, including matters mentioned in subparagraph (5) above.

7.	Deal with such other matters as may be delegated to the Chairman’s Committee by the Board from time to time.

Effective: 1 February 2010

Charter	The Compensation Committee of Novartis AG

Mission Statement

Pay for performance is the guiding principle of the compensation strategy of Novartis AG and its affiliates (the “Group”). The Group aims to reward those associates who achieve competitive business results and exemplify our Group values. The compensation strategy strives to strengthen the performance-oriented culture and reinforce entrepreneurial behavior resulting in contributions that motivated and dedicated associates make to sustain superior business results.

The compensation committee (the “Compensation Committee”) reviews on behalf of and recommends to the board of directors (the “Board”) the Group compensation policies and programs in the light of this compensation strategy. The Compensation Committee also approves the employment contracts and the individual compensation for selected key executives and will perform such other tasks as may be delegated to it by the Board from time to time.

Organization
The Compensation Committee shall consist of three to four members of the Board. These members shall be independent in accordance with the independence criteria set forth in the Appendix.

The Board will designate one member of the Compensation Committee as its chairperson.

The Compensation Committee shall meet at least two times a year.

The Compensation Committee shall have the authority to retain and terminate any compensation consultant assisting in the evaluation of Board member or senior executive compensation, and shall have authority to approve the consultant’s fees and other retention terms. The Compensation Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

The Compensation Committee shall regularly report to the Board on decisions and deliberations of the Compensation Committee.

Roles and Responsibilities
The Compensation Committee shall have the following roles and responsibilities:

1.	Recommend and periodically review the Group compensation policies and programs for approval by the Board.

2.	Advise the Board on the compensation of Board members.

3.

Approve the employment agreements (including substantive changes thereto and payments upon termination) for the Chief Executive Officer (“CEO”) and the executives mentioned under subparagraph (5) below.

4.

Decide on the variable compensation including special awards for the CEO for the past year based on his performance evaluation, prepared by the Chairman of the Board and followed by the feed-back session with the Board, and decide on the base salary and the total target compensation of the CEO for the coming year based on all relevant factors, including his objectives relevant to his compensation and market data.

5.

Decide — based on the achievement of financial and non-financial objectives — on the variable compensation including special awards of the members of the Executive Committee, global business unit heads, nominated key corporate executives and other executives with a target total compensation in excess of USD 2 million and decide on the base salary and target compensation for the new year taking into account relevant market data.

6.	Inform the Board about policies, programs and key decisions as well as statistical comparisons of compensation levels at key competitors.

7.	Review and reassess the adequacy of this charter annually and submit proposed changes to the Board for approval.

8.	Conduct an annual self-evaluation of the Compensation Committee’s performance.

Effective: 1 February 2010

Charter	The Audit and Compliance Committee of Novartis AG

Mission Statement

The audit and compliance committee (the “ACC”) will assist the board of directors (the “Board”) in monitoring (1) the integrity of the financial statements of Novartis AG (the “Company”) and its affiliated companies (the “Group”), (2) the external auditor’s qualifications and independence, (3) the performance of the Group’s internal audit function and external auditors, and (4) the compliance by the Group with legal and regulatory requirements.

Organization

The ACC shall consist of three to five members of the Board. The Board will designate one member of the ACC as its chairperson.

The members of the ACC shall be independent in accordance with the independence criteria set forth in the Appendix.

Each member of the ACC must be financially literate, as such qualification is interpreted by the Board in its business judgment. At least one member shall be an “audit committee financial expert.” Such member has (1) an understanding of generally accepted accounting principles and financial statements, (2) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (3) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Group’s financial statements, or experience actively supervising one or more persons engaged in such activities, (4) an understanding of internal control over financial reporting, and (5) an understanding of audit committee functions.

The ACC shall meet no less than four times a year. The ACC shall meet periodically in separate executive sessions with management, the internal auditors and, but not less frequently than quarterly, the external auditor, and have such other direct and independent interaction with such persons from time to time as the members of the ACC deem appropriate.

The ACC may invite to its meetings Company management, internal auditors, external auditors, and such other persons as the ACC deems appropriate in order to carry out its responsibilities. The ACC shall exclude from its meetings anyone with a personal interest in the matters to be discussed.

The ACC shall regularly report to the Board on decisions and deliberations of the ACC.

The Chairman of the ACC shall coordinate the work of his committee with the Chairman of the Risk Committee to the extent appropriate.

The ACC shall have the authority to retain independent counsel and other advisers, and to conduct or authorize investigations into any matters within the scope of its responsibilities.

The Company shall provide for appropriate funding, as determined by the ACC, for payment of compensation to the external auditors and any outside advisors engaged by the ACC.

Responsibilities
The ACC has the following roles and responsibilities:

Regarding External Auditors

1.

Evaluate the qualifications, performance and independence of the external auditors, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors.

2.

Ensure rotation of the audit partners of the external auditors at least every five years. Consider whether, in order to ensure continuing auditor independence, it is appropriate to adopt a policy of rotating the external auditing firm on a regular basis. Set policies for the Company’s hiring of employees or former employees of the external auditors.

3.

On behalf of the Board, which has fully delegated this task to the ACC, (1) select and nominate the external auditors for election by the meeting of the shareholders (pursuant to mandatory Swiss company law), and (2) be directly responsible for the supervision and compensation of the external auditors (including the resolution of any disagreement between management and the external auditors regarding financial reporting). The external auditors shall report directly to the ACC.

4.

On behalf of the Board, which has fully delegated this task to the ACC, pre-approve all auditing services, internal controlrelated services and non-audit services permitted under applicable statutory law, regulations and listing requirements to be performed for the Group by its external auditor. The ACC shall establish and maintain the necessary approval procedures.

5.

Obtain and review a report from the external auditors at least annually regarding (1) the external auditors’ internal quality-control procedures, (2) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (3) any steps taken to deal with any such issues, and (4) all relationships between the external auditors and the Group.

6.

Discuss with the external auditors the results of their audits, any unusual items or disclosures contained in the audits and the matters required by the US Statement on Auditing Standards No. 61, as revised, including the following:

	•	the initial selection of and changes in significant accounting policies;
	•	the methods used to account for significant or unusual transactions and the effects of significant accounting policies in controversial or emerging areas;
	•	the process utilized by management to formulate significant accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of these estimates;
	•	audit findings and recommendations, including audit adjustments that either individually or in the aggregate have a significant effect on the audit;
	•	the auditors’ responsibility for other information presented with the audit results, such as a management report on financial status;
•

any disagreements with management, whether or not satisfactorily resolved, concerning matters that individually or in the aggregate may be significant to the Company’s or the Group’s financial status or the auditors’ report;

	•	significant matters that were the subject of consultations with other accountants;

• significant issues discussed with management with regard to the initial or recurring retention of the auditor; and
• any serious difficulties encountered in dealing with management during the performance of the audit.

Regarding Internal Auditors

7.	Review periodically the adequacy of the organizational structure, budget and appointment and replacement of the senior internal auditing executives.

8.	Review the significant reports to management prepared by the internal audit department and management’s responses.

9.	Discuss with the external auditor and management the internal audit department’s responsibilities, staffing and any recommended changes in the planned scope of the internal audit.

Regarding Financial Reporting

10.

Review and discuss with management and the external auditors the Company’s and Group’s quarterly and annual financial statements (including the sections on Operating and Financial Review and Prospects) to consider significant financial reporting issues and judgments made in connection with the preparation of the Company’s and Group’s financial statements, including any significant changes in the Company’s or Group’s selection or application of accounting principles.

11.

On behalf of the Board, which has fully delegated this task to the ACC, review and approve the Company’s and Group’s quarterly financial statements for the first three quarters of each calendar year and the corresponding financial results releases. The Board remains responsible for the approval of the annual financial statements of the Company and the Group and of the corresponding financial results releases.

Regarding Compliance with Laws

12.

Review major issues regarding the status of the Company’s compliance with laws and regulations, as well as major legislative and regulatory developments that may have significant impact on the Company.

13.

Review the processes and procedures for management’s monitoring of compliance with local laws. To this end, the ACC will obtain and review reports submitted at least annually by those persons the ACC has designated as responsible for compliance with laws.

Regarding Compliance with Policies

14.

Review compliance by management of the Company with those Company policies designated by the Board from time to time, including policies on ethical business standards. To this end, the ACC will obtain and review reports submitted at least annually by each of those persons the ACC has designated as responsible for implementation of and compliance with such policies and give guidance and direction on how the policies are to be administered.

15.

Supervise the Company’s participation in the UN Global Compact. To this end, the ACC will review periodic reports submitted by those persons the ACC has designated as responsible for implementation of the Company’s participation in the UN Global Compact and compliance of the Company with its undertakings with respect to the UN Global Compact.

Other

16.	Review the financial literacy of each ACC member to determine whether he or she meets the applicable legal standards and propose to the Board the appropriate determination and its disclosure.

17.

Establish procedures for (a) the receipt, retention and treatment of complaints received by the Group regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by employees of the Group of concerns regarding questionable accounting or auditing matters.

18.

Review disclosures made by the chief executive officer and chief financial officer regarding compliance with their certification obligations, including the Company’s disclosure controls and procedures and internal controls for financial reporting and evaluations thereof.

19.

Review such other matters in relation to the Group’s accounting, auditing, financial reporting and compliance with law and policies as the ACC may, in its own discretion, deem desirable in connection with the review functions described above.

20.	Annually review and reassess the adequacy of this charter and submit proposed changes to the Board for approval.

21.	Conduct an annual self-evaluation of the ACC’s performance.

Limitation of ACC’s Role

While the ACC has the responsibilities and powers set forth in this charter, it is not the duty of the ACC to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the external auditor.

Effective: 2 December 2009

Charter	The Corporate Governance and Nomination Committee of Novartis AG

Mission Statement

The Corporate Governance and Nomination Committee (“CGNC”) will assist the board of directors (the “Board”) of Novartis AG (the “Company”) in fulfilling its responsibilities with respect to (i) the determination of the appropriate size, functions and needs of the Board, and (ii) the identification of individuals who are qualified to become (or be re-elected as) Board members.

Organization
The CGNC shall consist of three to five members of the Board. These members shall be independent in accordance with the independence criteria set forth in the Appendix.

The Board will designate one member of the CGNC as its chairperson.

The CGNC will meet no less than two times a year. Special meetings may be convened as required.

The CGNC shall regularly report to the Board on decisions and deliberations of the CGNC.

The CGNC may invite to its meetings other Board members, Company management and such other persons as the CGNC deems appropriate in order to carry out its responsibilities. The CGNC shall exclude from its meetings anyone with a personal interest in the matters to be discussed.

The CGNC shall have sole authority to retain and terminate any search firm to be used to identify candidates for election to the Board, and shall have sole authority to approve the search firm’s fees and other retention terms. The CGNC shall also have authority to obtain advice and assistance from internal and external legal, accounting or other advisors.

Roles and Responsibilities
The CGNC has the following roles and responsibilities:

In General

1.

Review periodically the articles of incorporation of the Company (the “Articles of Incorporation”) and the regulations of the board of directors, its committees and the executive committee (the “Regulations) and recommend to the Board changes thereto in respect of good corporate governance and fostering shareholders’ rights.

2.	Consult with the chairman of the Board (the “Chairman”) in carrying out the duties of the CGNC.

3.	Recommend such other actions not set out below regarding the governance of the Company that are in the best interests of the Company and its shareholders, as the CGNC shall deem appropriate.

Board Composition

4.	Review the composition and size of the Board in order to ensure the Board has the proper expertise and consists of persons with sufficiently diverse backgrounds.

5.

Determine the criteria for selection of the Chairman, Board members and Board committee members. The CGNC considers factors such as (i) personality, skills and knowledge, (ii) diversity of viewpoints, professional backgrounds and expertise, (iii) business and other experience relevant to the business of the Company, (iv) the ability and willingness to commit adequate time and effort to Board and committee responsibilities, (v) the extent to which personality, background, expertise, knowledge and experience will interact with other Board members to build an effective and complementary Board, and (vi) whether existing board memberships or other positions held by a candidate could lead to a conflict of interest.

6.	With the participation of the Chairman, actively seek, interview and screen individuals qualified to become Board members for recommendation to the Board.

7.

Assess and recommend to the Board as to whether members of the Board should stand for re-election. For its assessment, the CGNC considers, among other things, age limit and ability and willingness to commit adequate time to the Board and committee matters.

8.	In case a Board member tenders his resignation in accordance with article 16a of the Board Regulations, review the appropriateness of continued service on the Board of such member.

9.	Prepare and annually review succession plans for the Chief Executive Officer in case of resignation, retirement, or death.

10.	With the Chairman and the corporate secretary, develop and periodically review an orientation program for new Board members and an ongoing education program for existing Board members.

Board Committees

11.

With the Chairman, periodically review the Regulations and the charters of the Board committees and make recommendations to the Board for the creation of additional Board committees or a change in mandate or dissolution of Board committees.

12.

With the Chairman, periodically review the composition of the Board committees. When doing so, the CGNC takes into account whether a member of a Board committee is suitable for the tasks of his respective Board committee.

13.	With the Chairman, periodically review the chairmanships of the respective Board committee.

14.	Ensure that each committee conducts the required number of meetings and makes sufficient reports to the Board on its activities and findings.

Conflicts, Other Directorships and Board member independence

15.	Review directorships and consulting agreements of Board members for conflicts of interest.

16.

Instruct a Board member having an actual or potential conflict of interest on how to conduct himself/herself in matters before the Board which may pertain to such a conflict. The CGNC delegates the authority to clear other actual and potential conflicts of interest a Board member may have to the Chairman upon proposal of the secretary to the CGNC. The secretary to the CGNC reports to the CGNC regularly on decisions taken by the Chairman.

17.	Annually submit to the Board a proposal concerning the determination of the independent status of the Board members and the corresponding disclosure.

Evaluation of Performance

18.	Conduct an annual self-evaluation of the CGNC’s performance.

Effective: 1 February 2010

Charter	The Risk Committee of Novartis AG

Mission Statement
The risk committee (the “RC”) ensures that Novartis has implemented an appropriate and effective risk management system and process.

It reviews Novartis’ risk portfolio and oversees related actions implemented by management.

Organization
The RC shall consist of three to five members of the board of directors (the “Board”). The Board will designate one member of the RC as the chairperson of the RC.

The RC shall meet no less than four times a year and have direct and independent interaction with such persons from time to time as the members of the RC deem appropriate.

The RC may invite to its meetings members of the management (including the Chief Financial Officer, the Group General Counsel, the Head of Risk Management and the Head of Internal Audit), external auditors and such other persons as the RC deems appropriate in order to carry out its responsibilities. The RC shall exclude from its meetings anyone with a personal interest in the matters to be discussed.

The RC shall regularly report to the Board on decisions and deliberations of the RC.

The Chairman of the RC shall coordinate the work of his committee with the Chairman of the Audit and Compliance Committee to the extent appropriate.

The RC shall have the authority to retain independent advisers for any matters within the scope of its responsibilities. The RC shall obtain appropriate funding, as determined by the RC, for payment of compensation to any outside advisors engaged by the RC.

Responsibilities
The RC has the following responsibilities:

1.	Ensure that Novartis has implemented an appropriate and effective risk management system and process.

2.	Ensure that all necessary steps are taken to foster a culture of risk-adjusted decision-making without constraining reasonable risk-taking and innovation.

3.	Approve guidelines and review policies and processes.

4.

Review with management, internal auditors and external auditors the identification, prioritization and management of the risks, the accountabilities and roles of the functions involved with risk management, the risk portfolio and the related actions implemented by management.

5.	Inform the Board on a periodic basis on the risk management system and on the most significant risks and how these are managed.

6.	Review such other matters in relation to Novartis’ risk management as the RC may, in its own discretion, deem desirable in connection with its responsibilities described above.

7.	Keep itself up to date on risk management best practices. The Head of Risk Management is expected to update the RC at least once a year on developments in this area.

8.	Annually review and reassess the adequacy of this charter and submit proposed changes to the Board for approval.

9.	Conduct an annual self-evaluation of the RC’s performance.

Limitation of RC’s Role

While the RC has the responsibilities and powers set forth in this charter, the design of the risk management system and the risk management process (including the identification, prioritization and management of the risks) is the responsibility of the management.

Effective: 2 December 2009

Appendix	Independence Criteria for the Board of Directors and its Committees

Independence of the members of the Board of Directors

The Corporate Governance and Nomination Committee (“CGNC”) annually submits to the full Board of Directors a proposal concerning the determination of the independent status of the Board members (“Director”). For purposes of such assessment, the CGNC considers all relevant facts and circumstances of which it is aware. The majority of Directors and any member of the Audit and Compliance Committee (“ACC Director”) shall meet the independence criteria set forth below.

In order to be considered independent, a Director shall not have any material relationship with Novartis AG and any of its subsidiaries (“Novartis”) other than his/her service as a director.

I. Material Relationships
1. A Director will not be considered independent if

• the Director or his/her immediate family member (“Family Member”)(1) owns more than 10% of the stock of Novartis AG;
•

the Director has received direct compensation (other than for former service as an interim Chairman or CEO or other executive officer) of more than USD 120 000 p.a. (other than dividends or Board/Board Committee fees and retirement or deferred pay for prior service [provided such compensation is not contingent in any way on continued service]) from Novartis within the last 3 years;

•

a Family Member has received direct compensation of more than USD 120 000 p.a. (other than compensation received for service as an employee [other than an executive officer]) from Novartis within the last 3 years;

• the Director is, or has been within the last three years, an employee of Novartis;
• a Family Member is, or has been within the last three years, an executive officer of Novartis;

(1)

Family Member includes a person’s spouse, parents, children, stepchildren, siblings, mother-, father-, brothers-, sisters-, sons- and daughters-in-law and anyone (other than domestic employees) who shares such person’s home.

•	the Director is a current partner or employee of the auditor of Novartis (“Auditor”);
•	a Family Member is a partner of the Auditor or is an employee of the Auditor and works on Novartis’ audit;
•	the Director or a Family Member is a former partner or employee of the Auditor who personally worked on Novartis’ audit during the last 3 years;
•

the Director or a Family Member is, or has been within the last three years, employed as an executive officer of an enterprise while any of Novartis’ present executive officers serves or has served on that enterprise’s compensation committee;

•

an enterprise has made payments to or received payments from Novartis for goods, property or services in an amount that exceeds, in any of the last 3 fiscal years, the greater of USD 1 million or 2% of the enterprise’s consolidated gross revenues, and

• the Director is a board member or employee of that enterprise or holds more than 10% of the shares in that enterprise; or
• a Family Member is a board member or executive officer or holds more than 10% of the shares in that enterprise.

2. In addition to the independence criteria set above, an ACC Director shall not be considered independent if

•

the ACC Director or his/her spouse, minor child, minor stepchild or child or stepchild sharing the ACC Directors’ home accepts any salary or consulting, advisory or other compensatory fee (other than Board/Board Committee compensation) from Novartis;

•

the ACC Director is a partner, a member, an officer such as a managing director, executive officer or occupies a similar position in an enterprise that provides advisory services such as accounting, legal, investment banking or financial advisory services to Novartis.

If an ACC Director simultaneously serves on the audit committees of more than 2 public companies other than Novartis, then the CGNC must determine that such simultaneous service would not impair the ability of such Director to effectively serve on the ACC.

II. Immaterial Relationships

Unless the CGNC concludes in its assessment to the contrary, a relationship is presumed not to impair the independence of a Director if

•

the Director or a Family Member received from Novartis, during the last fiscal year, personal benefits (other than the coverage of travel expenses incurred by a Family Member in connection with meetings of the Board of Directors) having an aggregate value of less than USD 5 000;

•

a Family Member is an employee but not an executive officer of Novartis, unless the Family Member is an ACC Director’s spouse, minor child, minor stepchild or child or stepchild sharing the ACC Director’s home;

• the Director or a Family Member holds less than 10% interest in any legal entity that has a relationship with Novartis;
•

the Director or a Family Member is a board member of a legal entity and that legal entity has made payments to or received payments from Novartis for goods, property or services in an amount that did not exceed, in any of the last 3 fiscal years, the greater of USD 1 million or 2% of the legal entity’s consolidated gross revenues;

•

the Director or a Family Member is a board member or executive officer of a non-profit organization and Novartis’ contributions to such organization did not exceed, in any of the last 3 fiscal years, the greater of USD 1 million or 2% of the organization’s consolidated gross revenues;

•

a legal entity in which the Director or a Family Member is director, executive officer or employee has been indebted to Novartis in connection with a transaction in the ordinary course of business or in an amount that did not exceed USD 100 000 during the last fiscal year;

• the Director or a Family Member serves on the board of another enterprise at which an executive officer or another board member of Novartis also serves as board member.

The enumeration of relationships mentioned in this Section II is merely exemplary. The fact that a particular relationship is not listed does not mean that the relationship affects the independence of a Director.

Effective: 16 October 2008